Exhibit 3.217

COMPANY AGREEMENT OF

SPIRIT MERGER SUB LLC,

A Texas Limited Liability Company

THIS COMPANY AGREEMENT OF SPIRIT MERGER SUB LLC (this “Agreement”), dated as of the 3rd day of September, 2013, is adopted, executed and agreed to by the sole Member (as defined below).

1. Formation. Spirit Merger Sub LLC (the “Company”) has been organized as a Texas limited liability company under and pursuant to the Texas Business Organizations Code (the “BOC”).

2. Sole Member. Spirit Acquisition Holdings LLC, a Delaware limited liability company, is the sole member of the Company (the “Member”).

3. Contributions. The Member has made a capital contribution to the Company in the amount set forth in the books and records of the Company. Without creating any rights in favor of any third party, the Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

4. Distributions. The Member is entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) to enjoy all other rights, benefits and interests in the Company.

5. Management. The management of the Company is fully reserved to the Member, and the Company does not have “managers,” as that term is used in the BOC. The powers of the Company will be exercised by or under the authority of, and the business and affairs of the Company will be managed under the direction of, the Member, who will make all decisions and take all actions for the Company.

6. Officers. The Member may designate one (1) or more persons to be officers of the Company. Any officers so designated shall have such authority and perform such duties as the Member may delegate to them. Each officer shall hold office until he or she shall resign or shall have been removed by the Member.

7. Tax Status. The Member intends for the Company to be disregarded as an entity separate from the Member for federal income tax purposes. Notwithstanding this tax treatment, the Company will be a limited liability company for state law purposes, pursuant to the provisions of the BOC, the Certificate of Formation, and this Agreement.

8. Events Requiring Winding Up. The Company will be wound up at such time, if any, as the Member may elect or as otherwise be required upon the occurrence of an event specified in BOC Section 11.056 and the failure of the legal representative of successor to take the actions specified in Section 11.056 within the time specified.

COMPANY AGREEMENT—Page 1

9. Conflicts of Interest. Subject to the other express provisions of this Agreement, the Member may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company or any other member thereof the right to participate therein.

10. Indemnification. The Company must indemnify, defend, protect, and hold harmless the Member from and against all actions, suits or proceedings (collectively, “Proceedings”), and all other claims, demands, losses, damages, liabilities, judgments, awards, penalties, fines, settlements, costs and expenses (including court costs and reasonable attorneys’ fees), arising out of the management of the Company or the Member’s service as the governing authority of the Company. THIS INDEMNITY WILL APPLY TO MATTERS THAT ARISE OUT OF THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY BY THE MEMBER; PROVIDED, HOWEVER, THAT THIS INDEMNITY WILL NOT APPLY TO MATTERS ARISING OUT OF THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR BREACH OF THIS AGREEMENT BY THE MEMBER. The Company, by adoption of a resolution of the Member, may indemnify an officer, employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify the Member under the proceeding sentence.

11. Limitations on Duties and Liabilities of Member. The Member may be liable to the Company and any other individuals or entities subsequently admitted to the Company as members for acts or omissions in the management of the Company only in the case of gross negligence, willful misconduct or breach of this Agreement; but the Member will not be liable to the Company or any other individuals or entities subsequently admitted to the Company as members for any other acts or omissions, including the negligence, strict liability, or other fault or responsibility (other than matters arising out of the Member’s gross negligence, willful misconduct, or breach of this Agreement) by the Member. Except for such duties as may be expressly set forth in this Agreement, the Member is not be subject to any duties (including fiduciary duties) in the management of the Company.

12. Governing Law. THIS AGREEMENT IS GOVERNED BY AND WILL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

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IN WITNESS WHEREOF, the Member has executed and delivered this Agreement as of the date first set forth above.

MEMBER:

SPIRIT ACQUISITION HOLDINGS LLC, a Delaware limited liability company

By: Albertson’s LLC, a Delaware limited liability company

Its: Sole Member

By: Robert C Butler
Printed Name: Robert C Butler
Title: Chief Operations Officer

COMPANY AGREEMENT – Signature page